Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Steve Bindas, Schneider 920-357-SNDR (7637) investor@schneider.com schneider.com/news Schneider National, Inc. increases quarterly dividend and announces share repurchase program GREEN BAY, Wis. (February 1, 2023) – Schneider (NYSE: SNDR), a premier multimodal provider of transportation, intermodal, and logistics services announced today that on January 30, 2023, its Board of Directors declared a quarterly cash dividend of $0.09 per share on its Class A and Class B common stock, payable to shareholders of record as of March 10, 2023. The dividend is expected to be paid on April 10, 2023. On January 31, 2023, its Board of Directors approved a new stock repurchase program (the “Share Repurchase Program”) under which up to $150 million of the Company’s outstanding Class A common stock, no par value, and/or Class B common stock, no par value, may be acquired over the next three years. The Share Repurchase Program is a complementary component of the Company’s capital allocation framework and will primarily serve to offset the dilutive effect of equity grants to employees over time. Stock repurchases under the Share Repurchase Program may be made from time to time, at the discretion of management, through open market repurchases effected through a broker at prevailing market prices, or through privately negotiated transactions, based on a variety of factors including our liquidity and capital position, current market conditions, and the future economic and earnings outlook. There can be no assurance as to the number of shares the Company will purchase pursuant to the Share Repurchase Program, if any, and the Company may discontinue purchases at any time at the discretion of management. The Share Repurchase Program may be increased or otherwise modified, renewed, suspended, or terminated by the Company at any time, without prior notice. About Schneider Schneider is a premier multimodal provider of transportation, intermodal, and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics, and Logistics Consulting. With $5.6 billion in annual revenue, Schneider has been safely delivering superior customer experiences and investing in innovation for over 85 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry, giving shippers access to an

Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Steve Bindas, Schneider 920-357-SNDR (7637) investor@schneider.com schneider.com/news expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and Twitter: @WeAreSchneider. Source: Schneider SNDR -END-